UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):      August 31, 2006
En Pointe Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28052	75-2467002

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Rosecrans Avenue, Suite 325, El Segundo, California		90245

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:      (310) 725-5200
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 31, 2006, the master landlord, Arrow Center, LLC, of certain industrial warehouse properties located at 11081 Tacoma Drive, Rancho Cucamonga, California 91730 consented to a sublease agreement dated July 12, 2006 (which was subsequently updated by amendment to a sublease date of August 25, 2006) between En Pointe Technologies, Inc. and the present tenant of the properties, North Pacific Group, Inc. The Company intends the subleased Rancho Cucamonga property to serve as the new location for its configuration facility upon termination of its present lease in Ontario, California.
The term of the sublease is twenty-nine and one-half months, commencing on September 1, 2006 and ending on February 15, 2009. Under terms of the sublease, the Company will initially pay a monthly base rent of $34,232.40 and a monthly fee of $8,037 for common area maintenance, taxes and insurance, for its occupancy of approximately 95,090 square feet of warehouse space. In the initial two months no base rent will be charged. Thereafter, through December 31, 2007 the base rent remains at $34,232.40 until January 1, 2008 when, under an addendum to the lease agreement, the base rent increases to $35,183.30 for the remainder of the term. Increases in the aggregate charges for the monthly common area maintenance during the term of the sublease are subject to a cap of twenty-five percent of the $8,037 base amount.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired: None.

(b)	Pro Forma Financial Information: None.

(c)	Shell Company Transactions

(d)	Exhibits:

Exhibit Number	Description

10.56	Sublease agreement dated July 12, 2006 between Registrant and North Pacific Group, Inc. for certain industrial warehouse properties located at 11081 Tacoma Drive, Rancho Cucamonga, California 91730

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

En Pointe Technologies, Inc.
August 31, 2006	By:	/s/ Javed Latif
		Name:	Javed Latif
		Title:	Chief Financial Officer